Completion of Cohort 3 in Phase 1b/2a Study in Multiple Myeloma and Non-Hodgkins B-Cell Lymphoma

Data Review Committee Approves Dose Escalation to Cohort 4

BRIDGEWATER, N.J. (December 4, 2013) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (OTC QB: SNTI) reported today the completion of cohort 3 of its Phase 1b/2a clinical trial for its drug, SNS01-T, for the treatment of multiple myeloma and lymphoma. The Company has also received approval from its Data Review Committee to proceed to cohort 4, which is expected to require six evaluable patients. The Data Review Committee’s review of the results of cohort 3 concluded that SNS01-T was safe and well tolerated at a dose of 0.2 mg/Kg. No drug-related serious adverse events or dose limiting toxicities have been observed in the study. The patients in cohort 4 will be receiving 0.375 mg/Kg of SNS01-T.

"We are excited to start cohort 4 in our clinical trial at almost twice the dose level of cohort 3. The 0.375 mg/Kg dose is the dose that produced the strongest effect in the pre-clinical cancer models of myeloma and lymphoma,” stated Leslie J. Browne, Ph.D., President and CEO of Senesco. "We are also pleased that in addition to announcing the results of cohort 3 via press release, they will also be presented on Saturday, December 7, 2013 during the evening poster session at the 55th American Society of Hematology Annual Meeting in New Orleans."

The study is an open-label, multiple-dose, dose-escalation study to evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to approximately 15 relapsed or refractory multiple myeloma, mantle cell (MCL) or diffuse large B-cell lymphoma (DLBCL) patients. While the primary objective is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression will be assessed using multiple well-established metrics including measurement of monoclonal protein in multiple myeloma and CT imaging in B-cell lymphomas.

In the study, patients are dosed twice-weekly by intravenous infusion for six weeks followed by an observation period. The first and second groups of patients received respectively 0.0125 mg/Kg and 0.05 mg/Kg per dose. The third group received 0.2 mg/Kg and the planned dose level for group 4 is 0.375 mg/Kg, which is 30 fold higher than the starting dose in group 1.

About SNS01-T

SNS01-T is a novel, gene regulatory approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, the Mary Babb Randolph Cancer Center in Morgantown, WV, the John Theurer Cancer Center at Hackensack University Medical Center in Hackensack, NJ and the Seattle Cancer Care Alliance in Seattle, WA. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

About Senesco Technologies, Inc.

Senesco Technologies is a clinical-stage biotech company specializing in cancer therapeutics. Its proprietary gene regulation technology has demonstrated the ability to eliminate cancerous cells and protect healthy cells from premature death in disease models. The Company is currently in a Phase 1b/2a trial with a product candidate that is designed to treat B-cell cancers, which include multiple myeloma, chronic lymphocytic leukemia, and non-Hodgkin’s B-cell lymphomas. Trial sites include Mayo Clinic and the Fred Hutchinson Cancer Research Center in Seattle. The technology was developed over the last 15 years through the discovery that the genetic pathway for cell growth control is common to both plants and humans.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the current uncertainty in the patent landscape surrounding small inhibitory RNA and the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Dave Gentry

RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 104

Email: info@redchip.com

Joel Brooks	Heather Branham
Chief Financial Officer	908-393-9393

info@senesco.com